Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-69572

          PROSPECTUS SUPPLEMENT TO THE PROSPECTUS DATED OCTOBER 9, 2001
                                       OF
                               MIRANT CORPORATION

                                   RELATING TO
                       RESALES BY SELLING SECURITYHOLDERS
                                       OF
                   2.5% CONVERTIBLE SENIOR DEBENTURES DUE 2021

The Prospectus dated October 9, 2001 ("the Prospectus") relating to resales by selling securityholders of Mirant Corporation's 2.5% Convertible Senior Debentures Due 2021 is hereby supplemented by amending the "Selling Securityholders" section on page 36 thereof by inserting the following as new selling securityholders:


                                         Aggregate Principal
                                              Amount of                           Number of Shares
                                            Debentures At    Total Percentage of    of Associated     Total Percentage of
             Name of Selling                  Maturity           Debentures       Common Stock that      Common Stock
             Securityholder               that May be Sold       Outstanding       May be Sold (1)      Outstanding (2)
   -----------------------------------    ----------------       -----------       ---------------      ---------------
   TIERS Fixed Rate Certificates Trust
         Series 2001-2014                    $375,465,000          50.06%             25,512,853             6.35%
   S.A.C Capital Associates, LLC               15,000,000           2.00%              1,019,250               *
   TQA Master Fund, Ltd.                        2,000,000           0.27%                135,900               *

*      Indicates ownership of less than 1%.

(1) Assumes conversion of all of the holder's debentures at a conversion rate of
14.7167 shares of common stock per $1,000 principal amount at maturity of the debentures, rounded down to the nearest whole number of shares. However, this conversion rate is subject to adjustment as described under "Description of Debentures - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 401,976,330 shares of common stock outstanding as of May 6, 2002. Pursuant to that rule, in calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's debentures but did not assume conversion of any other holder's debentures.

None of the selling securityholders have held any principal position, office or had any other material relationship within the past three years with us or our predecessors or affiliates.


                    Prospectus Supplement dated June 27, 2002

                                  End of Filing